                   STOCK REPURCHASE AGREEMENT AND AMENDMENT
                                      TO
               JOINT MARKETING, SALES AND DEVELOPMENT AGREEMENT


      This Stock Repurchase Agreement and Amendment to Joint Marketing, Sales and Development Agreement (this "Agreement"), is entered into this 22 day of June, 1995 by and among Measurex Corporation, a Delaware corporation (the "Company"), and Harnischfeger Industries, Inc., a Delaware corporation ("Harnischfeger"), HIHC, Inc., a Delaware corporation ("Investor"), and Beloit Corporation, a Delaware corporation ("Beloit").


                                   RECITALS
                                   --------

          WHEREAS, the Company and Harnischfeger are parties to that certain Affiliation Agreement, dated as of May 30, 1990 (the "Affiliation Agreement") and the Company and Beloit Corporation ("Beloit"), a subsidiary of Harnischfeger, are parties to that certain Joint Marketing, Sales and Development Agreement dated as of May 30, 1990 (the "Marketing Agreement"); and

          WHEREAS, Investor is a wholly owned subsidiary of Harnischfeger and the direct beneficial owner of certain of the Company's outstanding Common Stock par value $.01 per share, acquired in connection with the Affiliation Agreement; and

          WHEREAS, Harnischfeger has determined to cause Investor to sell to the Company and the Company has determined to purchase from Investor an aggregate of 1,613,100 shares of the Company's outstanding Common Stock, par value $.01 per share, representing all of the Common Stock of Company held by Investor and Harnischfeger (the "Shares"); and

          WHEREAS, the parties desire to amend the Affiliation Agreement and the Marketing Agreement and desire to waive certain termination rights which would otherwise come into effect as a result of the purchase of Shares;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements and agreements set forth herein, the parties hereto agree as follows:

          1. The Company will purchase from Investor and Investor will sell to the Company the Shares for an aggregate price of Fifty Two Million, Four Hundred Twenty Five Thousand, Seven Hundred and Fifty Dollars ($52,425,750) (the "Purchase Price") in full consideration for its repurchase of the Shares.

          2. Payment of the Purchase Price shall be made by wire transfer to Investor's account at PNC Bank-Delaware, Wilmington, DE, ABA

                No. 031100089, credit to HIHC, Inc. Account No. 47-47-002-3000906 in federal funds for value on June 27, 1995.

          3. Upon receipt of the Purchase Price, Investor will deliver to the Company a stock certificate representing the Shares (the "Certificate"), duly endorsed for transfer to the Company (or cause the Shares to be transferred by wire transfer to an account designated by Company for such purpose). The Purchase Sale shall be deemed complete upon payment of the Purchase Price.

          4. The Company represents and warrants to Harnischfeger, Investor and Beloit that the Board of Directors of the Company has, or will have prior to payment of the purchase price, lawfully authorized the execution and delivery of this Agreement and the performance of its obligations contained herein. Notwithstanding the provisions of
                Section 1.02 of the Affiliation Agreement, the Company hereby consents to the sale of the Shares by Investor as contemplated hereby.

          5. Harnischfeger, Investor and Beloit have each taken all necessary corporate action and possess the requisite corporate authority to authorize the execution and delivery of this Agreement.

          6. Measurex hereby waives the right of termination specified in Section 13.2(i) of the Marketing Agreement.

          7.    Beloit hereby waives the right of termination specified in
                Section 13.3(ii) of the Marketing Agreement.

          8. Section 6.01(d) of the Affiliation Agreement is amended by deleting the words "and Article III" in the second to last line thereof.

          9. Section 2.10 of the Marketing Agreement is amended by adding the words "or any successor products to such MEASUREX Products or any jointly developed products" in line 1 after "MEASUREX Products".

          10. Section 13.6 of the Marketing Agreement is amended by adding the words "or any successor products to such MEASUREX Products or any jointly developed products" in line 8 after "MEASUREX Products".

          11. Section 16.1 of the Marketing Agreement is amended to read as follows:

                        "16.1 MEASUREX may enter into similar business
                relationships with other pulp and paper machinery suppliers."

          12. Section 16.2 of the Marketing Agreement is deleted in its entirety.

          13. Section 16.3 of the Marketing Agreement is amended to read as follows:

                        "16.3 BELOIT may enter into similar business
                relationships with other suppliers of process measurement and control systems, cross directional control actuators, machine monitoring systems, web inspection systems and stand-alone cross directional control systems."

          14.   Sections 16.4, 16.4.1, 16.4.2, 16.4.3 and 16.4.4 of the
                Marketing Agreement are deleted in their entirety.

          15. With the exception of the waivers contained in Paragraphs 4, 6 and 7 hereof, and the amendments contained in Paragraphs 8, 9, 10, 11, 12, 13 and 14 hereof, all covenants, undertakings and agreements contained in the Affiliation Agreement and the Marketing Agreement are and shall remain in effect and the respective obligations and rights of the Company, Harnischfeger and Beloit therein are not otherwise amended. Furthermore, to the extent the Company and Beloit have co-developed one or more products, the rights of the Company and of Beloit created by such co-development or agreed upon as a result of such co-development shall not be affected by this Agreement.

                In addition, other than as may be permitted in a written agreement signed by the President of Beloit, the Company shall not in any manner disclose to any third party any information, data, processes, or other know-how which is proprietary or confidential to Beloit (hereinafter "Beloit Confidential Information"). This restriction includes but is not limited to Beloit Confidential Information relating to the dilution control technology relating to Beloit's Concept IV headbox. In addition, the Company shall not in any manner use Beloit Confidential Information (including Beloit Confidential Information relating to the dilution control technology relating to Beloit's Concept IV headbox) in connection with any business development, sales efforts or any other business activities or arrangements between the Company and any existing or future competitor of Beloit.

                        In addition, other than as may be permitted in a
                written agreement signed by the President of the Company, none of

                Beloit, Harnischfeger or Investor (the "Harnischfeger Parties") will in any manner disclose to any third party any information, data, processes, or other know-how which is proprietary or confidential to the Company (hereinafter "Company Confidential Information"). In addition, the Harnischfeger Parties shall not in any manner use Company Confidential Information in connection with any business development, sales efforts or any other business activities or arrangements between the Harnischfeger Parties and any existing or future competitor of the Company.

                As used in this Paragraph 12, neither Beloit Confidential Information nor Company Confidential Information shall include any information which (i) is now or hereafter becomes generally known or available through no act or failure to act on the part of the recipient, (ii) is already known to the recipient prior to its receipt thereof, provided that such information is not known by the recipient to be subject to a confidentiality agreement between the source and any of the disclosing parties (iii) is rightfully furnished by parties not party to this Agreement and without restriction on disclosure, (iv) is furnished by the disclosing party to a party other than a party to this Agreement and without restriction on disclosure, or (v) is independently developed by the recipient provided that the personnel who developed the same did not have access to any Confidential Information of the disclosing party.

                The provisions of this Paragraph 12 relating to Beloit Confidential Information and Company Confidential Information (i) are in addition to and not in substitution of Article IV and Section 6.09 of the Affiliation Agreement and Sections 17.4 and 17.12 of the Marketing Agreement and
                (ii) shall remain in effect notwithstanding the termination or expiration of the Affiliation Agreement, the Marketing Agreement or any other agreement between the Company and Beloit.

          16. Neither this Agreement nor any provision hereof may be waived, modified, amended, altered or supplemented except by a written agreement signed by the Company, Harnischfeger, Investor and Beloit; provided that the provisions of the Marketing Agreement may be waived, modified, amended, altered or supplemented without the written agreement of either Harnischfeger or Investor. All representations, promises or other inducements made to cause either party to enter into this Agreement are set forth herein.

          17. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors of the parties hereto. This agreement shall not be assignable.

          18. Each party hereto shall pay its own expenses incurred in connection with this Agreement.

          19. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery, by hand, by mail (registered or certified mail, postage prepaid, return receipt requested), by overnight courier or by telex or telecopy as follows:


                If to the Company:

                Measurex Corporation
                One Results Way
                Cupertino, California  95014
                Attention:  Chief Executive Officer

                With copies to:

                Measurex Corporation
                One Results Way
                Cupertino, California  95014
                Attention:  General Counsel

                Brobeck, Phleger & Harrison
                Spear Street Tower
                One Market Plaza
                San Francisco, California  94105
                Attention:  John W. Larson, Esq.


                If to Harnischfeger:

                Harnischfeger Industries, Inc.
                13400 Bishops Lane
                Brookfield, Wisconsin  53005
                Attention:  Chief Executive Officer

                With copies to:

                Harnischfeger Industries, Inc.
                13400 Bishops Lane
                Brookfield, Wisconsin  53005
                Attention:  General Counsel

                If to Investor:

                HIHC, Inc.
                Bank of Delaware Building
                Suite 512, 300 Delaware Avenue
                Wilmington, Delaware 19801

                With copies to :

                Harnischfeger Industries, Inc.
                13400 Bishops Lane
                Brookfield, Wisconsin  53005
                Attention:  General Counsel

                If to Beloit:

                Beloit Corporation
                One St. Lawrence Avenue
                Beloit, Wisconsin
                Attention:  President

                With copies to:

                Beloit Corporation
                One St. Lawrence Avenue
                Beloit, Wisconsin
                Attention:  General Counsel

                Harnischfeger Industries, Inc.
                13400 Bishops Lane
                Brookfield, Wisconsin  53005
                Attention:  General Counsel

                or to such other address as any party may have furnished to the other in writing in accordance herewith.

          20. If any term or provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          21. This Agreement contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein with respect to any matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.

          22. No failure or delay on the part of either party in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights or remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          23. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Delaware.

          24. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


          IN WITNESS WHEREOF, the Company, Harnischfeger, Investor and Beloit caused this Agreement to be executed as of the day and year first above written.


                                          COMPANY:
                                          -------

                                          MEASUREX CORPORATION



                                          By:  /s/ DAVID A. BOSSEN
                                               ---------------------------
                                                   David A. Bossen
                                                   Chairman and
                                                   Chief Executive Officer

                                          HARNISCHFEGER:
                                          -------------

                                          HARNISCHFEGER INDUSTRIES, INC.



                                          By:  /s/ FRANCIS M. CORBY, JR.
                                              --------------------------
                                                  Francis M. Corby, Jr.
                                                  Executive Vice President
                                                  Finance and Administration


                                          INVESTOR:
                                          --------

                                          HIHC, INC.



                                          By:   /s/ JOHN P. GARNIEWSKI, JR.
                                               ----------------------------
                                                  John P. Garniewski, Jr.
                                                  President

                                          BELOIT:
                                          ------

                                          BELOIT CORPORATION


                                          By:   /s/ ERIC B. FONSTAD
                                               ---------------------------
                                                  Eric B. Fonstad
                                                  Assistant Secretary